News Release

June 28, 2022

SSR MINING HOSTS MINISTRY OF ENVIRONMENT, URBANIZATION AND CLIMATE CHANGE OFFICIALS AT ÇӦPLER
Operations Temporarily Suspended as of June 28th Pending Implementation of Timely Improvement Initiatives

DENVER - SSR Mining Inc. (NASDAQ/TSX: SSRM, ASX: SSR) ("SSR Mining" or the “Company") received a delegation from Turkey’s Ministry of Environment, Urbanization and Climate Change (“Ministry of Environment”) at the Çöpler mine in the afternoon of June 28th local time. The visit was the second from the Ministry of Environment in response to a leak of leach solution containing approximately eight kilograms of diluted cyanide at the Çöpler mine site on June 21st. As noted previously, the leak occurred from a pipeline that pumps diluted cyanide solution to Çöpler’s heap leach pad and the impacted material was cleaned up immediately. SSR Mining immediately notified the relevant authorities of the event and hosted officials at site on June 23rd and 24th to review the incident.

During its visit on June 28th, the Ministry of Environment provided initial verbal guidance on expected improvement initiatives required at the Çöpler mine heap leach pad, which will be followed with a written notice in the coming days. During the implementation of these initiatives, it is expected that the Çöpler operations will remain temporarily suspended. SSR Mining expects to implement these initiatives in a timely fashion and bring the Çöpler operation back to full capacity in the coming weeks once Ministry of Environment Officials are satisfied with the implementation.

SSR Mining is providing its full cooperation to the regulators and will remain in contact with Ministry of Environment Officials. SSR Mining is committed to safe and responsible mining practices and remains focused on ensuring a lasting positive legacy for stakeholders.

About SSR Mining
SSR Mining Inc. is a leading, free cash flow focused gold company with four producing assets located in the USA, Turkey, Canada, and Argentina, combined with a global pipeline of high-quality development and exploration assets. In 2021, the four operating assets produced approximately 794,000 gold-equivalent ounces. SSR Mining is listed under the ticker symbol SSRM on the NASDAQ and the TSX, and SSR on the ASX.

SSR Mining Contacts:
F. Edward Farid, Executive Vice President, Chief Corporate Development Officer
Alex Hunchak, Director, Corporate Development and Investor Relations

SSR Mining Inc.
E-Mail: invest@ssrmining.com
Phone: +1 (416) 306-5789

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